Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to their beneficial ownership of Class A ordinary shares of XPeng Inc. and further agree that this Joint Filing Agreement be included as an exhibit thereto. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of December 8, 2023.

VOLKSWAGEN AG

By:	/s/ Sven Fuhrmann
Name:	Sven Fuhrmann
Title:	Head of Group Investments

By:	/s/ Dr. Marcus Hellmann
Name:	Dr. Marcus Hellmann
Title:	Senior Counsel

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of December 8, 2023.

Volkswagen Finance Luxemburg S.A.

By:	/s/ Frank Mitschke
Name:	Frank Mitschke
Title:	Managing Director

By:	/s/ Julie Roeser
Name:	Julie Roeser
Title:	Daily Business Manager